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Exhibit 5.1


               [VERTICALNET, INC. LETTERHEAD]

November 16, 2000

VerticalNet, Inc.
700 Dresher Road, Suite 100
Horsham, Pennsylvania 19044

Re:   VerticalNet, Inc. - Registration Statement on Form S-4

Ladies and Gentlemen:

I am general counsel to VerticalNet, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to 6,348,912 shares of common stock, par value $.01 per share (the "Shares"), of the Company to be issued in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of November 6, 2000 (the "Merger Agreement") among the Company, Truckee Acquisition Corp. and SierraCities.com Inc. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original of all documents submitted to me as copies thereof.

Based upon the foregoing, I am of the opinion that the Shares, when issued in the manner and on the terms described in the Merger Agreement and the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,






/s/ James W. McKenzie, Jr.
----------------------------
James W. McKenzie, Jr.